Exhibit 99.1

US LEC ANNOUNCES RECORD ANNUAL REVENUE OF $356 MILLION AND

INCREASES EBITDA TO $46 MILLION FOR 2004

Charlotte, NC (February 22, 2005) - US LEC Corp. (Nasdaq: CLEC), a telecommunications carrier serving businesses and enterprise organizations throughout the Eastern United States, today announced strong financial and operating results for the quarter and year ended December 31, 2004. Highlights of 2004 results include:

•	Record annual revenues of $356 million, a $45 million, or a 15% increase over 2003

•	End-customer revenue of $284 million, an increase of over $72 million compared to full year 2003, and a fourth quarter annualized run rate of $300 million

•	Data revenue of $92 million for the year, accounting for 26% of total revenue in 2004

•	2004 EBITDA of $46 million (see definition and reconciliation of EBITDA to net cash flow from operations below), an increase over 2003 despite absorbing a $29 million reduction in access revenue

•	Fourth quarter EBITDA of $11 million, compared to EBITDA of $10 million in the fourth quarter of 2003 (reported EBITDA of $13.5 million, including a $3.6 million recovery related to the settlement of WorldCom pre-petition receivables), and EBITDA of $10.4 million in the third quarter of 2004

•	Successfully placed a $150 million debt offering with no principal payments due until 2009

•	December 31, 2004 cash on hand of over $48 million

•	Increased US LEC’s business class customer base by 5,500 to over 22,000, up 33% over 2003

•	Introduced our first VoIP product, Dynamic TSM along with Managed Router Service, Data Center Colocation services, Multi-Link FAST PipeSM and other data products

•	Unaffected by the loss of access to dark fiber or UNE-P due to the Triennial Review Remand Order ruling released by the Federal Communications Commission

•	Completed the acquisition of a majority of the assets of StarNet, Inc., a nationwide provider of dial-up Internet access and telephony services to Internet Service Providers

•	Completed the FastNet integration on schedule

Revenues for the year ended December 31, 2004 totaled $356.2 million compared with $310.8 million reported for the year ended December 31, 2003, a 15% year-over-year increase. Net loss attributable to common shareholders was $(35.7) million, or $(1.19) per share (basic and diluted) on 29.9 million average shares outstanding for the year ended December 31, 2004, compared with net loss of $(29.5) million, or $(1.08) per share (basic and diluted), on 27.4 million average shares outstanding for the year ended December 31, 2003. EBITDA for the year ended December 31, 2004, was $45.7 million, compared with EBITDA of $42.0 million, which includes a $5.9 million recovery related to the settlement of WorldCom pre-petition receivables, for the year ended December 31, 2003.

Revenues for the fourth quarter ended December 31, 2004 totaled $92.1 million, compared with $79.7 million for the quarter ended December 31, 2003, and $87.3 million for the quarter ended September 30, 2004. Net loss attributable to common shareholders was $(9.9) million, or $(0.33) per share (basic and diluted), on 30.1 million average shares outstanding for the quarter ended December 31, 2004, compared with a net loss of $(4.8) million, or $(0.17) per share (basic and diluted), on 28.5 million average shares outstanding for the quarter ended December 31, 2003. EBITDA for the quarter ended December 31, 2004 was $11.0 million, compared with EBITDA of $13.5 million, including a $3.6 million recovery related to the settlement of WorldCom pre-petition receivables, in the quarter ended December 31, 2003 and compared with EBITDA of $10.4 million, in the quarter ended September 30, 2004.

Aaron D. Cowell, president and chief executive officer of US LEC, commented, “2004 was another year of strong growth for US LEC. We continue to execute our business plan as we secure our position as the premier telecommunications provider in our markets. The results of our efforts were 15% year over year growth in top line revenue to $356 million and EBITDA growth to $46 million. Strong customer additions, solid customer retention, continued success in renewals and sustained vigilance over our cost structure helped improve results over 2003. During the year we added over 5,500 business class customers, more than 5,000 of which were organic, net of customer losses. US LEC continues to demonstrate outstanding customer retention through an overall monthly churn rate of only 0.7%. We continue to get excellent productivity gains from our team of 1,065 outstanding employees. Fourth quarter end customer revenue per employee increased to $70,000 in 2004 from $57,000 in 2003. In the exciting VoIP product front, US LEC introduced Dynamic TSM, our VoIP-enabled service, as well as a number of data products during the year, including Multi-Link FAST PipeSM, burstable dedicated Internet service, Dedicated Server Hosting, Managed Router Service and Data Center Colocation services. Our acquisition of StarNet provides the Company with access to StarNet’s popular MegaPOP® Internet product which provides a nation-wide solution for ISPs. Finally, the FCC’s recently released TRO remand order should not have a significant impact on US LEC since we do not use UNE-P or dark fiber, and UNE loops represent less than 12% of our total deployed T-1s. Our progress in 2004 has been strong, and we believe that we are well positioned for another great year in 2005.”

Michael K. Robinson, executive vice president and chief financial officer of US LEC, added, “2004 was an exciting year for US LEC. A major highlight was our ability to pay off our existing debt through one of the few successful placements of debt in the CLEC industry in 2004. Looking at the numbers, we are pleased with the 34% year over year growth in end customer revenue we achieved. Total revenue increased by approximately $45 million year over year and EBITDA increased to $46 million, representing a 13% EBITDA margin. This revenue and EBITDA growth was achieved even while IXC access revenue decreased by approximately $29 million. For the quarter ended December 31, 2004, non-IXC access related revenue accounted for 87% of total revenue – a strong indication that our business plan is solid and based on a recurring revenue model. In other words, EBITDA increased due to the $72 million growth in end customer revenue, continued control of network expenses and SG&A and still absorbed the expected decline in access revenue. In addition, we are pleased with our ability to maintain control of network expenses, which contributed to gross margins of 52% for the year. Cash capital expenditures were $11 million for the quarter and $33 million for the year. Fourth quarter capital expenditures were slightly higher as we accelerated a number of purchases at year end to take advantage of discounts and incentives. Overall, US LEC had a very solid year and continued to establish itself as the premier competitive carrier in our markets.”

Conference Call Information

US LEC will hold a conference call to discuss this press release today, February 22, 2005, at 1:00 pm Eastern Time. The live broadcast will be available online at www.uslec.com and www.fulldisclosure.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. The online replay will follow shortly after the call and continue through February 25, 2005, and a replay via webcast will be available through March 22, 2005.

About US LEC

Based in Charlotte, NC, US LEC is a leading telecommunications carrier providing integrated voice, data and Internet services to medium and large businesses and enterprise organizations throughout 15 Eastern states and the District of Columbia. US LEC services include local and long distance calling services, Voice over Internet Protocol (VoIP) service, advanced data services such as Frame Relay, Multi-Link Frame Relay and ATM, dedicated and dial-up Internet services, managed data solutions, data center services and Web hosting. US LEC also provides its MegaPOP local dial-up service and selected data services nationwide and selected voice services in 27 additional states. For more information about US LEC, visit www.uslec.com.

Except for the historical information contained herein, this report contains forward-looking statements, subject to uncertainties and risks, including the demand for US LEC’s services, the ability of the Company to introduce additional products, the ability of the Company to successfully attract and retain personnel, competition in existing and potential additional markets, uncertainties regarding its dealings with ILECs and other telecommunications carriers and facilities providers, regulatory uncertainties, the possibility of adverse decisions related to reciprocal compensation and access charges owing to the Company, as well as the Company’s ability to begin operations in additional markets. These and other applicable risks are summarized in the “Forward-Looking Statements and Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the period ended December 31, 2003, and in subsequent reports, which are on file with the Securities and Exchange Commission.

US LEC is a registered service mark of US LEC Corp. US LEC and Design (R) is a registered service mark and trademark of US LEC Corp. StarNet(TM) and MegaPOP(R) are service marks of US LEC Corp.

-END-

US LEC Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Revenue	$92,100	$79,696	$356,181	$310,825
Network Expenses (excluding depreciation and amortization shown below)	43,504	38,753	171,292	148,699
Depreciation and Amortization	12,974	12,400	49,851	48,374
Selling, General and Administrative Expenses	37,568	31,252	139,231	126,267
Recovery of Doubtful Accounts related to WorldCom	—	(3,568)	—	(5,867)

Operating Income (Loss) from Operations	(1,946)	859	(4,193)	(6,648)

Other Income	—	267	—	267
Net Interest Expense	3,915	2,106	11,153	8,159
Charges Related to Early Extinguishment of Debt	—	—	4,416	—

Net Loss	(5,861)	(980)	(19,762)	(14,540)

Preferred Stock Dividends	(3,915)	(3,690)	(15,316)	(14,431)
Preferred Stock Accretion of Issuance Costs	(150)	(142)	(587)	(553)

Net Loss Attributable to Common Stockholders	$(9,926)	$(4,812)	$(35,665)	$(29,524)

Net Loss Attributable to Common Stockholders Per Common Share
Basic and Diluted	$(0.33)	$(0.17)	$(1.19)	$(1.08)

Weighted Average Number of Shares Outstanding
Basic and Diluted	30,056	28,490	29,927	27,392

EBITDA consists of earnings (loss) before interest income and expense, charges related to early extinguishment of debt, income taxes, depreciation and amortization. EBITDA as used by the Company may be different than similarly used measures by other companies and is not a measure of financial performance under GAAP. Management believes EBITDA is a useful measure of the Company’s liquidity and is used by investors and analysts to evaluate companies in our industry. EBITDA is reconciled to net cash provided by operating activities as follows:

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Operating Income (Loss) from Operations	$(1,946)	$859	$(4,193)	$(6,648)
Other Income	—	267	—	267
Depreciation and Amortization	12,974	12,400	49,851	48,374

EBITDA	11,028	13,526	45,658	41,993
Changes in Working Capital	5,960	2,991	(10,627)	20,584
Net Interest Expense	(3,915)	(2,106)	(11,153)	(8,159)
Miscellaneous Other	(1,525)	1,360	1,341	915

Net Cash Provided by Operating Activities	$11,548	$15,771	$25,219	$55,333

US LEC Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Per Share Data)

(Unaudited)

	December 31, 2004	December 31, 2003
Assets

Cash and cash equivalents	$48,232	$43,126
Restricted cash	169	61
Accounts receivable, net	60,745	48,294
Property and equipment, net	158,617	165,793
Deferred income taxes	1,507	346
Other assets	29,041	27,679

Total Assets	$298,311	$285,299

Liabilities and Stockholders’ Deficiency

Accounts payable	$21,466	$20,343
Notes Payable	980	1,300
Deferred revenue	13,573	14,046
Accrued network costs	28,730	25,088
Accrued expenses	26,913	24,264
Deferred income taxes	1,507	346
Long-term debt	149,288	125,818

Total Liabilities	242,457	211,205

Series A Redeemable Convertible Preferred Stock	261,158	245,255

STOCKHOLDERS’ DEFICIENCY
Common Stock - Class A	303	297
Additional paid-in capital	92,368	90,852
Accumulated Deficit	(297,975)	(262,310)

Total Stockholders’ Deficiency	(205,304)	(171,161)

Total Liabilities, Convertible Preferred Stock and Stockholders’ Deficiency	$298,311	$285,299

US LEC Corp. and Subsidiaries

Quarterly Statistical Highlights

(Unaudited)

	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
Revenue (in 000s):
Total revenue	$92,100	$87,262	$91,633	$85,186	$79,695
End-customer revenue (1)	$74,816	$72,953	$69,425	$66,807	$58,183
Data revenue	$26,062	$23,449	$22,132	$20,596	$14,417

Customers:
Total Customers	38,273	36,672	36,045	35,951	35,172
Business Class Customers	22,324	20,631	19,397	18,244	16,814
Business Class Customers Purchasing Data Services	13,294	12,048	11,037	10,283	9,247
Shared Hosting/Dial Up Customers	15,949	16,041	16,648	17,707	18,358

Active Channels (2)(3):
Voice	426,422	404,169	381,905	358,338	350,073
Data	303,802	284,830	273,009	257,186	160,287

Total active channels	730,224	688,999	654,914	615,524	510,360

Statistical Data:
Switching centers in service	27	27	27	27	27
Number of employees	1,065	1,034	1,054	1,030	1,016
Number of sales and sales support employees	460	451	458	438	412

(1)	Includes local, long distance and data revenue from end-customers.
(2)	As of March 31, 2004, the channels for the customer base acquired from Fastnet Corp. are included in Active Channels.
(3)	Dial-up Internet Access and hosting are not included in Active Channels. Active channels also does not include MegaPOP® customers not served by US LEC switching centers.